Exhibit 10
                         SPECIAL RESTRICTED STOCK AWARD
                                    AGREEMENT


THIS AGREEMENT is made and entered as of April 15, 1997, by and between FIRST UNION CORPORATION (the "Corporation") and EDWARD E. CRUTCHFIELD (the "Executive");


                              W I T N E S S E T H:


WHEREAS, the Executive has been the Chief Executive Officer of the Corporation since April 1984, the second longest tenure among the chief executive officers of the ten largest bank holding companies in the nation; and

WHEREAS, under the leadership of the Executive, (i) total stockholder return increased at an annual compound rate of 17% over the past ten years, 24% over the past five years and 26% over the past three years, (ii) dividends per share grew at an annual compound rate of 13% over the past ten years, which ranks second among the ten largest bank holding companies, (iii) book value per share grew at an annual compound rate of 9% over the past ten years, (iv) return on stockholder equity has averaged 16% over the past ten years, (v) the Corporation has had the highest annual growth rate in total assets among the ten largest bank holding companies over the past 12 years, with growth in total assets from $7.3 billion as of December 31, 1984, to $140.1 billion as of December 31, 1996,
(vi) the Corporation has successfully integrated over 70 acquired financial institutions over the past ten years, which equates to approximately one acquisition every 60 days, and (vii) market capitalization has grown from $2.7 billion to $20.6 billion over the past ten years, a 1,000% increase; and

WHEREAS, the Board of Directors of the Corporation, in recognition of such leadership and in order to better assure itself of the continued leadership of the Executive over the next several years, has granted to the Executive a special restricted stock award on and subject to the terms herein set forth, which award is in addition to, and not in lieu of, any of the Executive's past or future compensation, including, without limitation, future restricted stock awards, stock options or any other stock-based compensation, which future compensation is to be determined without consideration of such special restricted stock award;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which being hereby acknowledged, the parties hereto hereby agree as follows:

1. Number of Shares. The Executive is hereby granted a special restricted stock award (the "Special RSA") consisting of the number of shares of common stock of the Corporation ("Common Stock") equal to the result obtained by dividing $13,000,000 by the last reported sale price per share of the Common Stock on the New York Stock Exchange on the Effective Date (as hereinafter defined), rounded up to the nearest one hundred shares.



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2. Effective Date. The Special RSA shall be made on, and the effective date of the Special RSA (the "Effective Date") shall be, the expiration date of the waiting period following the filing of the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Special RSA.

3. Restrictions on Transferability. The shares of Common Stock included in the Special RSA may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (the "Transfer Restrictions"), except in accordance with the schedule set forth below or as otherwise provided in this Agreement. The term "Restricted Shares" as used hereunder means the shares of Common Stock included in the Special RSA which have not been forfeited and as to which the Transfer Restrictions have not lapsed.

  No. of Shares                           Date Transfer Restrictions Lapse
  -------------                           --------------------------------
  16.67% of the total award*                       April 15, 1998
  16.67% of the total award*                       April 15, 1999
  16.67% of the total award*                       April 15, 2000
  16.67% of the total award*                       April 15, 2001
  16.67% of the total award*                       April 15, 2002
  Remainder of total award                         April 15, 2003

  -----------------------------
  *Rounded to the nearest whole share.

4. Certificates. Certificates for the Restricted Shares will be issued in the Executive's name and held by the Corporation. Such certificates shall bear the following legend:

                  The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in a Special Restricted Stock Award Agreement dated April 15, 1997. A copy of such Special Restricted Stock Award Agreement may be obtained from the Secretary of First Union Corporation.

As soon as practicable after the Transfer Restrictions relating to any of the shares of Common Stock included in the Special RSA lapse, a certificate for the number of shares of Common Stock to which the Executive may be entitled in accordance with this Agreement shall be delivered to the Executive without the foregoing legend. Such shares shall be subject to such restrictions under applicable federal or state securities laws as may be determined by the Human Resources Committee of the Board of Directors of the Corporation (the "Committee"). The certificate for such shares shall bear such legend with respect to such restrictions as may be determined by the Committee.

5. Voting Rights. During the period the Transfer Restrictions remain in effect (the "Period of Restriction"), the Executive may exercise full voting rights with respect to the Restricted Shares.

6. Dividends and Other Distributions. During the Period of Restriction, the Executive shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Shares. Cash dividends paid on the Restricted Shares are treated as compensation income to the Executive and are


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subject to applicable payroll tax withholding, except as may otherwise be the case as a result of certain elections which may be made by the Executive. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability as the Restricted Shares.

7. Termination of Employment Due to Death. In the event that the Executives's employment with the Corporation terminates prior to the end of the Period of Restriction because of death, the Transfer Restrictions applicable to the Restricted Shares shall automatically lapse.

8. Termination of Employment for Reasons Other than Death. In the event that the Executives's employment with the Corporation terminates for any reason other than death prior to the end of the Period of Restriction, then all shares of Restricted Stock granted hereby and as to which the Transfer Restrictions have not lapsed shall automatically be forfeited; provided, however, that, in the event the Executive's employment with the Corporation terminates because of Early Retirement or in the event of involuntary termination of employment by the Corporation, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate. The term "Early Retirement" shall have the same meaning as set forth in the Corporation's Pension Plan.

9. Adjustment in Capitalization. In the event of any change in the outstanding shares of Common Stock that occurs during the Period of Restriction by reason of a stock dividend or stock split, recapitalization, combination, exchange of shares, or other similar corporate change, such adjustments to the Restricted Shares shall be made that are made to all outstanding shares of restricted stock that have been granted under the Corporation's Master Compensation Plans.

10. Merger or Consolidation. Prior to the end of the Period of Restriction, if
(i) the liquidation or dissolution of the Corporation occurs, (ii) a merger or consolidation occurs in which the Corporation is not the surviving Corporation or in which the Corporation survives but in which the Common Stock is exchanged for cash or securities of another entity, or (iii) a change in control of the Corporation occurs, the Transfer Restrictions on the Restricted Shares shall automatically lapse. The term "change in control" means a change in control of the Corporation of a nature that would be required to be reported in response to
Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"); provided, however, that, without limitation, such a change in control shall be deemed to have occurred if (i) any one person, or more than one person acting as a group, acquires ownership of Common Stock that, together with Common Stock held by such person or group, possesses more than 50 percent of the total market value or total voting power of the Common Stock, (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock possessing 15 percent or more of the total voting power of the Common Stock, or (iii) a majority of members of the Board of Directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of such appointment or election.

11. Taxes. The Corporation shall have the right to require the Executive to remit to the Corporation an amount sufficient to satisfy any federal, state, and local withholding tax requirements


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relating to the shares of Common Stock included in the Special RSA, prior to the delivery of any of such shares to the Executive. The Executive may elect to satisfy such requirements by delivering shares of previously owned Common Stock or having the Corporation withhold shares of Common Stock from the shares of Common Stock included in the Special RSA.

12. The Committee. The Committee, by majority action thereof, is authorized to interpret this Agreement and make all determinations necessary or advisable for the administration of this Agreement, but only to the extent not contrary to the express provisions of this Agreement. Such determinations, interpretations, or other actions made or taken by the Committee shall be final and binding, and conclusive for all purposes and upon all persons whomsoever.

13. Beneficiary Designation. The Executive may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Executive's death before the Executive receives any or all of such benefits. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed by the Executive in writing with the Committee during the Executive's lifetime. In the absence of any such designation, benefits remaining unpaid at the Executive's death shall be paid to the Executive's estate.

14. Amendment; Termination. No amendment, modification or termination of this Agreement may be made without the Executive's prior written consent.

15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.



                                              FIRST UNION CORPORATION


                                              By: /s/ Don R. Johnson
                                              Name: Don R. Johnson
                                              Title: Senior Vice President


                                              /s/ Edward E. Crutchfield
                                              Edward E. Crutchfield



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